GDSVF&H\8762231.1 Exhibit 16.1 February 16, 2023 Securities and Exchange Commission 100 F Street N.E. Washington, D.C. 20549 We have been furnished with a copy of the response to Item 4.01 of Form 8-K dated February 16, 2023. We agree with the statements made in response to that Item insofar as they relate to our Firm. Very truly yours, /s/ WSRP, LLC WSRP, LLC